Exhibit 2.2

AMENDMENT NO. 1

TO

BUSINESS COMBINATION AGREEMENT

This AMENDMENT is made and entered into as of March 14, 2026 (this “Amendment”), by and between Bleichroeder Acquisition Corp. I (now known as Merlin, Inc.), a former Cayman Islands exempted company which transferred by way of continuation and domesticated as a Delaware corporation on March 13, 2026) (the “Purchaser”) and Merlin Labs, Inc., a Delaware corporation (the “Company”). Each of the foregoing will individually be referred to herein as a “Party” and, collectively as the “Parties”. Capitalized terms used, but not otherwise defined herein, shall have the respective meanings assigned to such terms in the Agreement (as defined below).

RECITALS:

WHEREAS, the Parties and IPDX Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Purchaser entered into that certain Business Combination Agreement, dated as of August 13, 2025 (as amended from time to time in accordance with its terms, the “Agreement”);

WHEREAS, pursuant to Section 9.10 of the Agreement, the Agreement may be amended by execution of a written instrument signed by the Parties; and

WHEREAS, the Parties desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the covenants, promises and the representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Amendment to Section 2.01. Section 2.01 of the Agreement is hereby amended and restated in its entirety to read as follows:

Section 2.01 Pre-Effective Time Conversions. Immediately prior to the Effective Time:

(a) each Company Convertible Security (other than the Pre-Funded Convertible Notes), that is outstanding immediately prior to the Effective Time (if any), including all principal and interest thereunder, to the extent applicable, shall automatically convert in full into shares of Company Preferred Stock or Company Common Stock, as applicable, in accordance with the terms thereof, such that immediately thereafter, all of the Company Convertible Securities (other than the Pre-Funded Convertible Notes) shall no longer be outstanding and shall cease to exist, and each holder of a Company Convertible Security (other than the Pre-Funded Convertible Notes) shall thereafter cease to have any rights with respect thereto;

(b) each Company Warrant (other than the Company Pre-Funded Convertible Note Investor Warrants and the 2025 LSA Warrant) exercisable for Company Preferred Stock that is outstanding and unexercised immediately prior to the Effective Time shall automatically be exercised on a cashless basis in full in accordance with its terms or otherwise exercised in full, such that upon such exercise, all of the Company Warrants converted into Company Preferred Stock (other than the Company Pre-Funded Convertible Note Investor Warrants) shall no longer be outstanding and shall cease to exist, and each holder of Company Warrants (other than the Company Pre-Funded Convertible Note Investor Warrants) shall thereafter cease to have any rights with respect to such securities;

(c) immediately after giving effect to the conversions and exercises set forth in Sections 2.01(a)-(b), each issued and outstanding share of Company Preferred Stock (including each share of Company Preferred Stock issued upon the conversions and exercises described in Sections 2.01(a)-(b)) shall automatically convert into such number of shares of Company Common Stock into which such shares of Company Preferred Stock, as applicable, are convertible in connection with the Merger pursuant to the Company’s Organizational Documents, such that upon such conversion, all of the Company Preferred Stock converted into Company Common Stock shall no longer be outstanding and shall cease to exist, and each holder of Company Preferred Stock shall thereafter cease to have any rights with respect to such securities;

(d) each Company Warrant (other than the Company Pre-Funded Convertible Note Investor Warrants and the 2025 LSA Warrant) exercisable for Company Common Stock that is outstanding and unexercised immediately prior to the Effective Time shall automatically be exercised on a cashless basis in full in accordance with its terms or otherwise exercised in full, such that upon such exercise, all of the Company Warrants (other than the Company Pre-Funded Convertible Note Investor Warrants) shall no longer be outstanding and shall cease to exist, and each holder of Company Warrants (other than the Company Pre-Funded Convertible Note Investor Warrants) shall thereafter cease to have any rights with respect to such securities;

2. Amendment to Section 2.02. Section 2.02 of the Agreement is hereby amended and restated in its entirety to read as follows:

Section 2.02 Consideration.

(a) Pre-Funded Convertible Note Consideration. The consideration to be paid in, or in connection with, the Merger to a holder of a Pre-Funded Convertible Note shall be a number of shares of Domesticated Purchaser Preferred Stock equal to the quotient, rounded up to the nearest whole share, of (i) the total outstanding principal and accrued and unpaid interest on each Pre-Funded Convertible Note as of one day prior to the Closing Date, divided by (ii) the Applicable Pre-Funded Convertible Note Conversion Price (the “Convertible Note Consideration”).

(b) The consideration to be paid in, or in connection with, the Merger to a holder in respect of each Company Pre-Funded Convertible Note Investor Warrant shall be one or more Domesticated Purchaser Series A Investor Warrants to purchase a number of shares of Domesticated Purchaser Common Stock (on otherwise the same terms as applicable to the Domesticated Purchaser Series A Investor Warrants issued to the Series A Preferred Stock Investors in the PIPE Investment) equal to the quotient of (i) the aggregate exercise price of such Company Pre-Funded Convertible Note Investor Warrant immediately prior to the Effective Time divided by (ii) $12.00 (the “Pre-Funded Convertible Note Investor Warrant Consideration”).

(c) WTI Consideration. The consideration to be paid in connection with the Merger to WTI Fund X, LLC (“WTI”), holder of that certain Common Stock Purchase Warrant, dated as of August 14, 2025 (the “2025 LSA Warrant”) issued in connection with Amendment No. 1 to Loan Documents, dated as of July 1, 2025, by and between the Company and WTI, shall be (x) a number of shares of Domesticated Purchaser Preferred Stock equal to the quotient, rounded down to the nearest whole share, of (i) $5,000,000, divided by (ii) the Applicable Pre-Funded Convertible Note Conversion Price (the “WTI Preferred Stock Consideration”); and (y) one or more Domesticated Purchaser Series A Investor Warrants to purchase a number of shares of Domesticated Purchaser Common Stock (on otherwise the same terms as applicable to the Domesticated Purchaser Series A Investor Warrants issued to the Series A Preferred Stock Investors in the PIPE Investment) equal to the quotient, rounded up to the nearest whole share, of (i) $5,000,000, divided by (ii) the Applicable Pre-Funded Convertible Note Conversion Price (the “WTI Warrant Consideration” and together with the WTI Preferred Stock Consideration, the “WTI Consideration”).

(d) The aggregate consideration to be paid to holders of all other Company Securities (for the avoidance of doubt, other than the Pre-Funded Convertible Notes, the Company Pre-Funded Convertible Note Investor Warrants and the 2025 LSA Warrant) in, or in connection with, the Merger shall be the Aggregate Consideration.

3. Section 2.03(e). Section 2.03 of the Agreement is hereby amended by adding the following Section 2.03(e):

(e) Effect on 2025 LSA Warrant. At the Effective Time, by virtue of the Merger and without any action on the part of the Purchaser, Merger Sub, the Company or WTI, the 2025 LSA Warrant held by WTI that is outstanding immediately prior to the Effective Time shall automatically be canceled and converted into the right to receive the WTI Consideration.

4. Amendment to Section 6.14(a). Section 6.14(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

(a) Registration Statement and Prospectus.

(i) As promptly as practicable after the execution of this Agreement and receipt by the Purchaser of the PCAOB Financial Statements, the Updated 1H Financial Statements and any other audited or unaudited financial statements of the Target Companies that are required by applicable Law to be included in the Proxy Statement/Registration Statement, (x) the Purchaser and the Company shall jointly prepare and the Purchaser shall file with the SEC, mutually acceptable materials that shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the Purchaser Shareholders relating to the Purchaser Shareholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”), and (y) the Purchaser shall prepare (with the Target Companies’ and their respective Representatives reasonable cooperation) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Registration Statement”), in connection with the registration under the Securities Act of (A) (x) the Domesticated Purchaser Units to be issued in exchange for the Cayman Purchaser Units, (y) the Domesticated Purchaser Rights to be issued in exchange for the Cayman Purchaser Rights and (z) the shares of Domesticated Purchaser Common Stock to be issued in exchange for (I) the issued and outstanding Purchaser Class A Ordinary Shares in the Domestication and (II) the Domesticated Purchaser Rights at the Effective Time, (B) the shares of Domesticated Purchaser Common Stock that constitute the Aggregate Consideration, (C) the shares of Domesticated Purchaser Series A Preferred Stock that constitute the Convertible Note Consideration and the WTI Preferred Stock Consideration, (D) the Domesticated Purchaser Series A Investor Warrants that constitute the Pre-Funded Convertible Note Investor Warrant Consideration and the WTI Warrant Consideration, (E) the shares of Domesticated Purchaser Common Stock issuable upon conversion of the Domesticated Purchaser Series A Preferred Stock that constitute the Convertible Note Consideration and the WTI Preferred Stock Consideration, (F) the shares of Domesticated Purchaser Common Stock issuable upon exercise of the Domesticated Purchaser Series A Investor Warrants that constitute the Pre-Funded Convertible Note Investor Warrant Consideration and the WTI Warrant Consideration, (G) the shares of Domesticated Purchaser Common Stock subject to the Purchaser Options, and (H) the shares of Domesticated Purchaser Common Stock subject to the Purchaser RSUs (if any) (collectively, the “Registration Statement Securities”). The filing fees payable to the SEC in connection with the Proxy Statement/Registration Statement will be split 50/50 by the Purchaser and the Company. Each of the Purchaser and the Company shall use its reasonable best efforts to cause the Proxy Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. The Purchaser also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby, and the Company shall furnish all information concerning the Target Companies and any of their respective members or stockholders as may be reasonably requested in connection with any such action. Each of the Purchaser and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of the Purchaser or the Target Companies to any regulatory authority (including the Nasdaq) in connection with the Transactions (the “Offer Documents”).

5. Amendment to Article X. Article X “Definitions” of the Agreement is hereby amended by adding the following defined term:

“2025 LSA Warrant” has the meaning specified in Section 2.02(c).

6. Counterparts; Electronic Delivery. This Amendment may be executed in counterparts, all of which shall be considered one and the same document and shall become effective when such counterparts have been signed by each Party and delivered to the other Party, it being understood that all Parties need not sign the same counterpart. Delivery by electronic transmission to counsel for the other Party of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence. The exchange of a fully executed Amendment (in counterparts or otherwise) in .pdf, docusign or similar format and transmitted by facsimile or email shall be sufficient to bind the Parties to the terms and conditions of this Amendment.

7. Effect of This Amendment. This Amendment is made a part of the Agreement. Except as otherwise expressly provided herein, the Agreement is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that on and after the date hereof all references in the Agreement to “this Agreement”, “hereto”, “hereof”, “hereunder” or words of like import referring to the Agreement shall mean the Agreement as amended by this Amendment. Any reference to the Agreement contained in any notice, request, certificate or other document executed concurrently with or after the execution and delivery of this Amendment shall be deemed to refer to the Agreement as modified by this Amendment unless the context shall otherwise require. For the avoidance of doubt, references to the phrases “the date of this Agreement” or “the date hereof”, wherever used in the Agreement, as amended by this Amendment, shall mean August 13, 2025.

8. Other Provisions. All other provisions of the Agreement not specifically amended by this Amendment shall remain in full force and effect. Section 9.03 (Binding Effect; Assignment), Section 9.05 (Governing Law), Section 9.06 (Jurisdiction), Section 9.07 (WAIVER OF JURY TRIAL), Section 9.09 (Severability), Section 9.10 (Amendment; Waiver) and Section 9.12 (Interpretation) of the Agreement are incorporated herein by reference and shall apply mutatis mutandis to this Amendment.

[Signature Pages Follow]

IN WITNESS WHEREOF, each Party hereto has caused this Amendment to be executed as of the date first written above.

The Purchaser:

MERLIN, INC.

By:	/s/ Michael Blitzer
Name:	Michael Blitzer
Title:	President and Chief Executive Officer

The Company:

MERLIN LABS, INC.

By:	/s/ Ryan Carrithers
Name:	Ryan Carrithers
Title:	Chief Financial Officer

[Signature Page to Amendment No. 1 to Business Combination Agreement]

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